NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 6, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 26, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the formation of a holding company which became effective before market open on October 26, 2018, each share of Class A Common Stock of Taylor Morrison Home Corporation (Old) will automatically be deemed to represent, on a share-for share basis, Class A Common Stock of the new Taylor Morrison Home Corporation (New). This Form 25 is only for the removal from listing on the NYSE of the Taylor Morrison Home Corporation (Old) and not a termination of the registration of the Class A Common Stock of Taylor Morrison Home Corporation (New) under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 26, 2018.